EXHIBIT 10(cm)
National Western Life Insurance Company
2010 OFFICER BONUS PROGRAM

This 2010 Officer Bonus Program (the “Program”) is designed to reward eligible Officers (excludes CEO, President & COO, Domestic Marketing Officers, and International Marketing Officers) of National Western Life Insurance Company (the “Company”) for their performance in assisting the Company in achieving pre-determined sales targets while managing to profit criteria.  The Program is adopted by the Compensation and Stock Option Committee of the Board of Directors of the Company (the “Committee”) on December 16, 2009.A Senior Vice President, Vice President, or Assistant Vice President of the Company who is designated by the Committee as a participant in the Program (a “Participant”) shall be eligible to receive a bonus hereunder.

The Plan incorporates three measurable performance factors: (1) Company sales, which are defined as net placed annualized target premium for Life business and as total placed premium for Annuity business, (2) Company expense management, and (3) overall Company profitability.  The bonus percentages included in the tables below pertain to Participants who are eligible officers at the Senior Vice President level and higher.  The bonus percentages for Participants who are Vice Presidents are determined using one-half of the bonus percentages shown for Senior Vice Presidents.  The bonus percentages for Participants who are Assistant Vice Presidents are determined by using one-fourth of the bonus percentages shown for Senior Vice Presidents.

Each of the above performance factors will have an assigned target level for purposes of the Program.  Assuming a “par” performance (i.e., achieving each target level), the weighting of the bonus percentage (applied to Base Salary (as defined below)) is 7.5% for sales performance, 7.5% for expense management performance, and 15% for profitability, for an overall par bonus percentage of 30% for Senior Vice Presidents.  Actual results compared to the targets can either increase or decrease each of these individual percentages as explained in the following sections.  However, the total bonus percentage cannot exceed 30% for Senior Vice Presidents, 15% for Vice Presidents and 7.5% for Assistant Vice Presidents.  For purposes of the Program, the Base Salary of each Participant is his annual base salary for 2010 (prorated for Participants who are not employed by the Company for the entire 2010 performance period from January 1, 2010 through December 31, 2010) as certified by the Committee in its sole discretion.

Company Sales Component:

The sales component of the Program is further subdivided between Life production and Annuity production.  For 2010, the bonus sales goals for each line of business of the Company are:

-    International Life -- $27,400,000 net placed annualized target premium
-    Domestic Life -- $4,500,000 net placed annualized target premium
-    Annuities -- $720,000,000 total placed premium

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The Company’s New Business Market Summary Report (NWAR60) will be the source of sales results for purposes of this Program.  The bonus percentage corresponding with each sales production levels achieved in 2010 will be applied to 100% of the Participant’s Base Salary in accordance with the following grid:

Intl Life	Bonus	Domestic Life	Bonus	Annuities Placed	Bonus
Placed Target	%*	Placed Target (1)	%*	Premium	%*
$22,900,000	2.00%	$3,800,000	2.00%	$609,000,000	2.00%
$24,900,000	2.25%	$4,100,000	2.25%	$662,000,000	2.25%
$27,400,000	2.50%	$4,500,000	2.50%	$720,000,000	2.50%
$29,600,000	2.75%	$4,900,000	2.75%	$778,000,000	2.75%
$32,000,000	3.00%	$5,300,000	3.00%	$840,000,000	3.00%

(1) Includes California 1st year premium.

* Reduce by one-half for Participants who are Vice Presidents and by one-fourth for Participants who are Assistant Vice Presidents.

The level shaded in gray represents the Company’s sales goals for each segment for purposes of the bonus Program and represents the par performance level.  If the actual results attain this level, the Participant would be eligible to receive a bonus of 7.5% (2.5% for each line of business) of Base Salary.  If net placed annualized target premium or total placed premium, as applicable, for a segment is below the lowest target amount for that segment, no bonus percentage will be earned for that segment.  The bonus percentage shown for each specified amount of net placed annualized target premium or total placed premium, as applicable, applies if actual performance is equal to or greater than the amount shown and, except for the last level, is less than the amount shown for the next level.

Company Expense Management Component:

The expense component of the Program is based upon a ratio of actual Company expenses to a sales unit of production for 2010.  For purposes of this ratio, the sales unit of production will be based upon target premium for 2010.  Annuity sales target premium will be assumed to be equal to 7.5% of total placed annuity premium for 2010.

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Assuming “par” sales goals of $27.4 million in International Life sales, $4.5 million in Domestic Life sales (including California 1st year premium), and $720 million in total annuity sales, the par sales production for purposes of the expense management component is $85.9 million (i.e., $27.4 million plus $4.5 million plus (7.5% of $720 million)).  The submitted expense budget for 2010 based upon these sales goals is approximately $52.0 million.  Accordingly, the par ratio of expenses to sales production for 2010 is approximately 60%.  Based upon this relationship, the bonus percentage corresponding with the actual expense to sales ratio achieved in 2010 will be applied to 100% of each Participant’s Base Salary in accordance with the following grid:

Expense/Sales Ratio	Bonus %*
More than 66%	0.00%
63% to 66%	5.50%
60% to 63%	6.50%
57% to 60%	7.50%
54% to 57%	8.50%
Less than 54%	9.50%

* Reduce by one-half for Participants who are Vice Presidents and one-fourth for Participants who are Assistant Vice Presidents.

For purposes of the expense component, bonuses under this Program, the Officer Bonus Program and marketing bonuses under the Company’s Domestic Marketing Officer Bonus Program and International Marketing Officer Bonus Program will be excluded.  In addition, special consideration may be given at the discretion of the Committee for items of an unusual and/or non-recurring nature (e.g., excess pension contributions) that are beyond the control of Company management.  If the actual expense to sales ratio exceeds the highest level shown (66%), no bonus percentage will be earned.  The bonus percentage shown for each specified expense to sales ratio applies if the actual expense to sales ratio is equal to or less than the amount shown and, except for the last level, is greater than the amount shown for the next level.

Company Profitability Component:

The profitability component of the Program is based upon the Company’s GAAP operating earnings for 2010 as a percentage of the Company’s beginning GAAP stockholders’ equity for 2010.  For this purpose, GAAP operating earnings are net of federal income taxes and exclude realized gains and losses on investments.  The amounts used for purposes of the bonus calculation under the Program will be the figures audited by the Company’s independent auditors.

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The bonus percentage corresponding with the Company’s actual GAAP operating earnings achieved in 2010 as a percentage of the Company’s beginning GAAP stockholders’ equity for 2010 will be applied to 100% of each Participant’s Base Salary in accordance with the following grid:

GAAP Profitability	Bonus %*
7.5% of Stockholders’ Equity	5.0%
8.5% of Stockholders’ Equity	10.0%
9.5% of Stockholders’ Equity	15.0%
10.5% of Stockholders’ Equity	17.0%
11.5% of Stockholders’ Equity	19.0%

* Reduce by one-half for Participants who are Vice Presidents and one-fourth for Participants who are Assistant Vice Presidents.

If the Company’s actual GAAP operating earnings achieved in 2010 as a percentage of the Company’s beginning GAAP stockholders’ equity is less than the lowest percentage shown (7.5%), no bonus percentage will be earned.  The bonus percentage shown for each specified percentage of stockholder’s equity applies if the actual percentage of stockholder’s equity is equal to or greater than the amount shown and, except for the last level, is less than the amount shown for the next level.

Example:

Assume the following results for 2010:

-	International Life placed target premium sales	$30,000,000
-	Domestic Life placed target premium sales	$5,000,000
-	Annuity placed total premium sales	$650,000,000
-	Actual budget center expenses	$49,700,000
-	GAAP operating earnings	$80,000,000
-	Beginning GAAP stockholders’ equity	$990,000,000

Based upon the above charts, the 2010 bonus would be calculated as follows for a Participant who is a Vice President or Senior Vice President (the bonus percentage for an Assistant Vice President would be one-half of the percentage shown below):

Company Sales Component

International Life sales bonus %	2.75%
Domestic Life sales bonus %	2.75%
Annuity sales bonus %	2.00%
Total sales bonus %	7.50%

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Company Expense Management Component

Actual budget center expenses	$49,700,000

Sale Production Amount:
International Life target premium	$30,000,000
Domestic Life target premium	$5,000,000
Annuity target ($650m @ 7.5%)	$48,750,000
$83,750,000

Ratio of Actual/Sales Production	59%
Expense management bonus %	7.5%

Company Profitability Component

GAAP operating earnings	$80,000,000
Beginning GAAP stockholders’ equity	$990,000,000

Ratio of earnings/equity	8.08%
Company profitability bonus	5.00%

Total Bonus %
Company Sales component	7.50%
Company Expense management component	7.50%
Company profitability component	5.00%

Total	20.00%

Administration:

Determination of Bonuses.  After audited GAAP financial statements become available for the 2010 performance period, the Committee shall determine the extent to which the three measurable performance factors have been achieved and the bonus percentage for the Participants for 2010.  The Committee shall certify such determination in writing.  The Company’s independent auditors will also review the calculation of the bonus percentage for compliance with the details of this Program as part of the Company’s audited financial statements.  The bonus for each Participant shall be determined by applying the total certified bonus percentage (not to exceed 30% for Senior Vice Presidents, 15% for Vice Presidents and 7.5% for Assistant Vice Presidents) to the Participant’s Base Salary.  Notwithstanding any contrary provision of the Program, the Committee, in its sole discretion, may eliminate or reduce the bonus payable to any Participant below that which otherwise would be payable under the Program formula.

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Timing and Form of Payment.  After the bonus amount is certified by the Committee, the bonuses shall be paid in cash in a single lump sum.  Such payment shall occur on or after January 1, 2011 and on or before March 15, 2011.  Bonus payments are intended to qualify as short-term deferrals under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be paid not later than the latest specified payment date (March 15, 2011).  The Company shall have the authority to delay the payment of any bonus under the Program to the extent it deems necessary or appropriate to comply with Code section 409A(a)(2)(B)(i).

Effect of Termination.

•
If a Participant terminates employment with the Company for any reason after the end of the 2010 performance period but prior to the date the bonus for such period is paid, the Participant shall be entitled to payment of the bonus determined by the Committee, subject to reduction or elimination under the last sentence of the “Determination of Bonuses” paragraph above based on the circumstances surrounding such termination of employment.

•
If a Participant terminates employment with the Company prior to the end of the applicable 2010 Performance Period for any reason other than termination for cause by the Company (as determined by the Committee in its sole discretion), the Committee shall reduce the Participant’s bonus proportionately based on the date of termination (and subject to further reduction or elimination under the last sentence of the “Determination of Bonuses” paragraph above based on the circumstances surrounding such termination of employment).

•	If a Participant is terminated for cause by the Company prior to the payment of any bonus, no bonus shall be payable hereunder.

•	If a Participant dies prior to the payment of a bonus payable hereunder, the bonus shall be paid to the Participant’s estate.

Source of Payments.  Bonuses that may become payable under the Program shall be paid solely from the general assets of the Company.  The rights of each Participant (and any person claiming entitlement by or through a Participant) hereunder shall be solely those of an unsecured general creditor of the Company.  The Program shall be unfunded.  The Company may maintain bookkeeping accounts with respect to Participants who are entitled to bonuses under the Program, but such accounts shall be used merely for bookkeeping convenience.  The Company shall not be required to segregate any assets that may at any time be represented by interests in bonuses nor shall the Program be construed as providing for any such segregation.

Committee Administration.  The Program shall be administered by the Committee.  The Committee shall have complete discretion and authority to administer the Program and to interpret the provisions of the Program.  Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Program shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.  The Committee may amend or terminate the Program at any time without the consent of any Participant by adoption of a written instrument.

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Miscellaneous.  The Company shall withhold all applicable taxes and other amounts required by law to be withheld from any bonus payment, including any non-U.S., federal, state, and local taxes.  A Participant’s rights under this Program will not be assignable, transferable, pledged, or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law.  Any assignment, transfer, pledge, or other disposition in violation of this provision will be null and void.  Nothing in the Program shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employment of the Company.  Bonuses payable hereunder shall constitute special discretionary incentive payments to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with a Participant, unless the Company specifically provides otherwise.  The Program and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code, shall be governed by the law of the State of Texas, without giving effect to conflict or choice of laws provisions thereof.  This Program shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.  The captions used in this Program are for convenience only and shall not be construed in interpreting the Program.  Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.  This Program constitutes the final and complete expression of agreement with respect to the subject matter hereof and may not be amended except by a written instrument adopted by the Committee.

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